Exhibit 10.12

EXCLUSIVE AGENT AGREEMENT

This exclusive agent agreement, dated as of June 17, 2023, is entered into by and between:

Ejectt Inc., having its registered office at 4F., No. 118, Sec. 1, Neihu Rd., Neihu District, Taipei City 114, Taiwan, a company duly incorporated under the laws of Taiwan, Republic of China (“Ejectt”).

and

Aerkomm Taiwan Inc., having its registered office at 4F., No. 118, Sec. 1, Neihu Rd., Neihu District, Taipei City 114, Taiwan, a company duly incorporated under the laws of Taiwan, Republic of China (“Aerkomm”).

WHEREAS:

Aerkomm Taiwan Inc., a space technology provider and satellite service operator, is qualified to provide satellite services in mobile backhaul, aero/maritime, automotive markets and numerous network resiliency projects for the Taiwan region.

Ejectt acts, among other things, as a exclusive represent agency with capabilities to connect with government, commercial and military entities in Asia requiring space technology and satellite service operation.

Both Aerkomm Taiwan Inc. and Ejectt wish to expand their businesses to new products and the satellite communication value chain.

THEREFORE:

The parties agree as follows:

1.             EXCLUSIVE AGENT STATUS

Aerkomm Taiwan Inc. hereby appoints Ejectt as its exclusive represent agency in Taiwan for performing the services described in 2.2.

2.             SERVICES TO BE PERFORMED BY EJECTT

2.1             Ejectt shall establish and implement the sales and distribution strategies for Aerkomm Taiwan Inc., as well as promote Aerkomm Taiwan Inc.’s products and services, with the various entities in Taiwan including government, military, aviation, maritime, automotive, fixed-land services, for the purposes of Aerkomm Taiwan Inc. to successfully obtain contracts from these entities. Each contracts with customers shall be subject to prior review and approval by Aerkomm Taiwan Inc. before it can be executed.

2.2             Ejectt will determine the method, details and means of performing the service referred to in paragraph 2.1, provided, however, that Aerkomm Taiwan Inc. retains the right to approve or disapprove the activities of Ejectt in connection with the foregoing services. Ejectt shall immediately cease any activity disapproved of by Aerkomm Taiwan Inc..

2.3             Ejectt is obligated to fully disclose the complete terms of the agreement signed with the client and must no engage in any misleading or deceptive practices.

2.4             Ejectt shall retain 20% of the total contract value as commission, and the remaining amount shall be paid to Aerkomm Taiwan Inc. as Aerkomm Taiwan Inc.’s business revenue.

2.5             Aerkomm Taiwan Inc. will make available to Ejectt sales and marketing materials reasonably requested by Ejectt in order for Ejectt to carry out its obligations under this Agreement. Aerkomm Taiwan Inc. may, at its sole discretion, make available and provide Ejectt, at Ejectt’s request and free of any charge or fee, with any software, information, documentation, resources and/or equipment relating to Aerkomm Taiwan Inc.’s business for use by Ejectt during any trade shows or meetings which Ejectt may attend in furtherance of this Agreement.

3.             FURTHER OBLIGATIONS OF EJECTT

3.1             Ejectt commits itself to obtain for Aerkomm Taiwan Inc. at least one contract from each of the Taiwan government, military and commercial entities with a period of twelve months (12 months) from the Effective Date of this agreement.

3.2             Ejectt will, upon signature of this agreement, pay Aerkomm Taiwan Inc., the sum of twenty million Taiwan Dollars (20,000,000 TWD) as security deposit, which is refundable if the contract is terminated at the end of the contract period. Aerkomm Taiwan Inc. shall advice Ejectt the bank details for the transfer of this security deposit.

3.3             Ejectt shall be solely responsible for providing its own insurance, including third party liability insurance.

3.4             Except as set forth in paragraph 2.5, Ejectt shall be solely responsible for providing all tools, materials and equipment necessary for completion of its obligations under this Agreement.

3.5             Upon termination of this Agreement for any reason whatsoever, Ejectt shall immediately return to Aerkomm Taiwan Inc. all equipment, documentation, information and other property provided by Aerkomm Taiwan Inc. or any of its subsidiaries or affiliates, without retaining any copy, specifically including, but not limited to, any software, information, documentation, resources and/or equipment referred to in paragraph 2.5 or otherwise received by Ejectt from or on behalf of Aerkomm Taiwan Inc..

4.             COSTS AND EXPENSES

4.1             Each Party will bear its own costs and expenses arising from or related to collaborations under this Agreement.

5.             REPORTING

Ejectt shall report directly to the Chief Executive Officer of Aerkomm Taiwan Inc., Ejectt shall make monthly reports to the management of Aerkomm Taiwan Inc., and/or such other persons as Aerkomm Taiwan Inc. may direct, of its activities and planned activities pursuant to this Agreement. Ejectt acknowledges that such reporting may be to employees or directors of companies which are subsidiaries or affiliates of Aerkomm Taiwan Inc..

6.             TERMINATION OF AGREEMENT

6.1             Notwithstanding any other provision of this Agreement, this Agreement shall terminate automatically on the occurrence of any of the following events, whichever occurs the earliest (the “Termination Date”): (a) June 16, 2024; (b) Ejectt’s bankruptcy, dissolution or otherwise winding up of its business or affairs, (c) arrest of any officer or director of Ejectt and his or her charge, or the charge of Ejectt, with any serious crime, (d) assignment of this Agreement or any duties or obligations under this Agreement by either party without the express written consent of the other party, or (e) termination pursuant to paragraphs 6.2 or 6.3.

6.2             Should Aerkomm Taiwan Inc. default in the performance of this Agreement, or materially breach any of its provisions, Ejectt may terminate this Agreement immediately by giving written notice to Aerkomm Taiwan Inc..

6.3             Should Ejectt default in the performance of this Agreement, or materially breach any of its provisions, Aerkomm Taiwan Inc. may terminate this Agreement immediately by giving written notice to Ejectt.

6.4             In the event of a termination of this Agreement prior to June 16, 2024, the sole financial obligation of either party shall be to pay any amounts then due under Section 3 and any amounts then due under Section 4.

7.             FOREIGN CORRUPT PRACTICES ACT COMPLIANCE

7.1             Aerkomm Taiwan Inc. advises Ejectt that the United States Foreign Corrupt Practices Act (“FCPA”) prohibits any offer, payment, promise to pay, or authorization of the payment of money or anything of value (including money, gifts, preferential treatment and any other sort of advantage), either directly or indirectly, by a United States person, including Aerkomm Taiwan Inc., or any of its contractors, such as Ejectt, subsidiaries, affiliates or agents, to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

7.2             Ejectt understands and agrees that Ejectt may not and will not, directly or indirectly, offer, promise, grant or authorize the giving of money or anything else of value to any person, while lenowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

7.3             Ejectt understands that these legal restrictions apply fully to Ejectt with regard to Ejectt’s activities in the course of or in relation to Ejectt’s retention by Aerkomm Taiwan Inc.. Ejectt represents and warrants that Ejectt fully understands and will act in accordance with all applicable laws regarding anti-corruption, including the FCPA, the U.K. Bribery Act, and any other applicable national, state and international laws related to anti-corruption. Ejectt agrees that it will not take any action which would cause Aerkomm Taiwan Inc. to be in violation of the FCPA or any other applicable anti-corruption law, regulation or Aerkomm Taiwan Inc. policy or procedure.

7.4             Ejectt further represents and warrants that Ejectt will know and understand, and act in accordance with, all Aerkomm Taiwan Inc. policies and procedures related to anti-corruption and business conduct. Ejectt agrees to attend all mandatory compliance training. Ejectt undertakes to duly notify Aerkomm Taiwan Inc. if Ejectt becomes aware of any such violation of Aerkomm Taiwan Inc. policies or procedures, or any other violation of law, committed by Ejectt or any other person or entity, and to indemnify Aerkomm Taiwan Inc. for any losses, damages, fines and/or penalties which Aerkomm Taiwan Inc. may suffer or incur arising out of or incidental to any such violation committed by Ejectt. Ejectt also represents and warrants that Ejectt will disclose to Aerkomm Taiwan Inc. if any employee, officer or director of Ejectt, or any member of their family, is an official of a foreign government or foreign political party, or is a candidate for foreign political office.

In case of any breach of this Section 7, Aerkomm Taiwan Inc. may suspend or terminate this Agreement at any time without notice, indemnity or further obligation to Ejectt by Aerkomm Taiwan Inc..

8.             CONFIDENTIALITY

8.1           For purposes of this Agreement, “Confidential Information” includes any information in any form or medium, including without limitation written records, documents, computer- readable disks, tapes, printouts, sound recordings, photographs, reproductions, sketches, notes, or copies or excerpts of them, or other documents or materials that Aerkomm Taiwan Inc. considers (acting at all times reasonably and in good faith) confidential, whether or not marked as confidential. Confidential Information includes inventions, software, source code, object code, algorithms, procedures, databases, compilations, technical data, formulas, theories, methods, equipment, samples, designs, data, specifications, drawings, blueprints, prototypes, models, business plans, customer lists, contacts and information, sales and marketing reports, proposals, prices, costs, personnel and payroll records, mailing lists, accounting records, and other trade secrets and information concerning the businesses and other ventures which Aerkomm Taiwan Inc. or Ejectt or their respective subsidiaries or affiliates now operate or may operate in the future.

8.2           In regard to the above, Ejectt agrees as follows:

(a)             during the term of this Agreement, Ejectt will not disclose or make use of any Confidential Information of Aerkomm Taiwan Inc. or its subsidiaries or affiliates except as authorized in writing by Aerkomm Taiwan Inc.;

(b)             after the termination of this Agreement, Ejectt will not disclose or make use of any Confidential Information of Aerkomm Taiwan Inc. or its subsidiaries or affiliates for any purpose, either on its own behalf or on behalf of another person, entity or business;

(c)             during the term of this Agreement, Ejectt will not provide to Aerkomm Taiwan Inc. or make use of any trade secrets or other confidential information belonging to a third party without the express written approval of both Aerkomm Taiwan Inc. and such third party;

(d)             Ejectt represents that it, and none of its employees, officers or directors, is not subject to any confidentiality, non-competition or other agreement with any third party that would conflict with this Agreement or prevent Ejectt from performing all its obligations under this Agreement;

(e)              upon demand by Aerkomm Taiwan Inc. or upon termination of this Agreement for any reason, Ejectt will immediately assemble all property and records of Aerkomm Taiwan Inc. or its subsidiaries or affiliates in its possession or under its control, including all copies, excerpts, derivations and duplications thereof and all Confidential Information of Aerkomm Taiwan Inc. or its subsidiaries or affiliates, and return them promptly and unconditionally to Aerkomm Taiwan Inc.; and

(f)              Ejectt agrees that during the term of this Agreement and for a period of one (1) year after the Termination Date, it will not, either directly or indirectly, for itself or for any other person or entity, hire, solicit or induce any independent contractor, consultant or employee of Aerkomm Taiwan Inc. or its subsidiaries or affiliates to leave their employment or engagement or to cease doing business with Aerkomm Taiwan Inc. or its subsidiaries or affiliates.

8.3           In regard to the above, Aerkomm Taiwan Inc. agrees as follows:

(a)             during the term of this Agreement, Aerkomm Taiwan Inc. will not disclose or make use of any Confidential Information of Ejectt or its subsidiaries or affiliates except as authorized in writing by Ejectt;

(b)             after the termination of this Agreement, Aerkomm Taiwan Inc. will not disclose or make use of any Confidential Information of Ejectt or its subsidiaries or affiliates for any purpose, either on its own behalf or on behalf of another person, entity or business;

(c)             during the term of this Agreement, Aerkomm Taiwan Inc. will not provide to Ejectt or make use of any trade secrets or other confidential information belonging to a third party without the express written approval of both Ejectt and such third party;

(d)             Aerkomm Taiwan Inc. represents that it, and none of its employees, officers or directors, is not subject to any confidentiality, non-competition or other agreement with any third party that would conflict with this Agreement or prevent Aerkomm Taiwan Inc. from performing all its obligations under this Agreement;

(e)              upon demand by Ejectt or upon termination of this Agreement for any reason, Aerkomm Taiwan Inc. will immediately assemble all property and records of Ejectt or its subsidiaries or affiliates in its possession or under its control, including all copies, excerpts, derivations and duplications thereof and all Confidential Information of Ejectt or its subsidiaries or affiliates, and return them promptly and unconditionally to Ejectt; and

(f)             Aerkomm Taiwan Inc. agrees that during the term of this Agreement and for a period of one (1) year after the Termination Date, it will not, either directly or indirectly, for itself or for any other person or entity, hire, solicit or induce any independent consultant, consultant or employee of Ejectt or its subsidiaries or affiliates to leave their employment or engagement or to cease doing business with Ejectt or its subsidiaries or affiliates.

9.             TRADE SECRETS

9.1             Ejectt covenants and agrees with Aerkomm Taiwan Inc. that it will not at any time, including after the Termination Date, without the prior written consent of Aerkomm Taiwan Inc., directly or indirectly use or disclose to any person, except duly authorized officers or directors of Aerkomm Taiwan Inc. or its subsidiaries or affiliates entitled thereto, any trade secret, business data or other information acquired by Ejectt by reason of Ejectt’s involvement and association with Aerkomm Taiwan Inc..

9.2             Aerkomm Taiwan Inc. covenants and agrees with Ejectt that it will not at any time, including after the Termination Date, without the prior written consent of Ejectt, directly or indirectly use or disclose to any person, except duly authorized officers or directors of Ejectt or its subsidiaries or affiliates entitled thereto, any trade secret, business data or other information acquired by Aerkomm Taiwan Inc. by reason of Aerkomm Taiwan Inc.’s involvement and association with Ejectt.

9.3             As it is recognized by all the parties to this Agreement that irreparable damage would result from any violation of paragraphs 10.1 and 10.2, it is expressly agreed that, in addition to any and all of the remedies available to it, each party will have the immediate remedy of injunction or such other equitable relief as may be decreed or issued by any arbitral panel or court of competent jurisdiction to enforce paragraph 10.1 or 10.2.

9.4             In the event that any clause or operation of paragraphs 10.1, 10.2 or 10.3 is unenforceable or declared invalid for any reason whatever, such unenforceability or invalidity will not affect the enforceability or validity of the remaining portions of paragraphs 10.1, 10.2 or 10.3 and such unenforceability or invalidity will be severable from such paragraphs and this Agreement.

10.          NON-COMPETE CLAUSE

10.1           Ejectt shall not own, manage, operate, consult or be employed in a business substantially similar to, or competitive with, the present business of Aerkomm Taiwan Inc. or its subsidiaries or affiliates or such other business activity in which Aerkomm Taiwan Inc. or its subsidiaries or affiliates may substantially engage during the term of this Agreement.

10.2           For a period of one (1) year after the Termination Date, Ejectt shall not, directly or indirectly, in Asia and Australasia, manage, operate, consult or be employed in a business substantially similar to, or competitive with, the present business of Aerkomm Taiwan Inc. or its subsidiaries or affiliates or such other business activity in which Aerkomm Taiwan Inc. or its subsidiaries or affiliates may substantially engage during the term of this Agreement. This post-contractual non-competition provision is included because Aerkomm Taiwan Inc. may, in reliance on this provision, provide Ejectt access to trade secrets, customers and other confidential data, technologies, proprietary management or production methods, sensitive information regarding Aerkomm Taiwan Inc. accounts, future products, marketing plans and good will. Ejectt acknowledges that sharing of such trade secrets, proprietary technology and valuable relationships, inter alia, would cause irreparable material damage to Aerkomm Taiwan Inc.. Ejectt agrees to treat said information as confidential and not to use said information on its own behalf or disclose same to any third party. Ejectt also agrees to take reasonable security measures to prevent accidental disclosure.

10.3           Ejectt acknowledges and agrees that any actual or potential opportunity within the scope of business of Aerkomm Taiwan Inc., which comes to the attention of Ejectt during the term of this Agreement, shall be made available to Aerkomm Taiwan Inc..

10.4           In the event that any clause or operation of paragraph 11.2 is unenforceable or declared invalid for any reason whatever, such unenforceability or invalidity will not affect the enforceability or validity of the remaining portions of paragraph 11.2 and such unenforceability or invalidity will be severable from such paragraph and this Agreement.

11.           INDEMNIFICATION

11.1           Ejectt shall hold harmless and indemnify Aerkomm Taiwan Inc. against any and all liability imposed or claimed, including attorneys’ fees and other legal expenses, arising directly or indirectly from any act or failure of Ejectt, including all claims relating to the injury, disability or death of any person, or damage to any property suffered or experienced in the course of fulfilling Ejectt’s obligations under this Agreement, except if and to the extent that such liability arises or results from Aerkomm Taiwan Inc.’s or its employees’ or agents’ fraud, willful default or gross negligence.

11.2           Ejectt will indemnify and hold harmless Aerkomm Taiwan Inc. from and against:

(a)             any and all liabilities, whether accrued, absolute, contingent or otherwise, in regard to any taxes, government withholdings and similar liabilities or deductions for amounts paid to Ejectt;

(b)             any and all damage or deficiencies resulting from any misrepresentation or material breach of this Agreement by Ejectt; and

(c)             any and all actions, suits, proceedings, demands, assessments, judgments, costs and attorneys’ fees and other legal expenses incident to any of the foregoing.

11.3             Aerkomm Taiwan Inc. shall hold harmless and indemnify Ejectt against any and all liability imposed or claimed, including attorneys’ fees and other legal expenses, arising directly or indirectly from any act or failure of Aerkomm Taiwan Inc., including all claims relating to the injury, disability or death of any person, or damage to any property suffered or experienced in the course of fulfilling Aerkomm Taiwan Inc.’s obligations under this Agreement, except if and to the extent that such liability arises or results from Ejectt’s or its employees’ or agents’ fraud, willful default or gross negligence.

11.4            Aerkomm Taiwan Inc. will indemnify and hold harmless Ejectt from and against:

(a)              any and all liabilities, whether accrued, absolute, contingent or otherwise, in regard to any taxes, government withholdings and similar liabilities or deductions for amounts paid to Aerkomm Taiwan Inc.;

(b)             any and all damage or deficiencies resulting from any misrepresentation or material breach of this Agreement by Aerkomm Taiwan Inc.; and

(c)              any and all actions, suits, proceedings, demands, assessments, judgments, costs and attorneys’ fees and other legal expenses incident to any of the foregoing.

12.          GENERAL PROVISIONS

12.1           Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, with respect to the services of Ejectt, and contains all of the covenants and agreements with respect to such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to this Agreement or the services to be rendered under it have been made by anyone which are not embodied herein. Any modification of this Agreement, including to extend or bring forward the date referred to in paragraph 6.1(a), must be made in writing and signed by both Ejectt and Aerkomm Taiwan Inc.. Without limiting the foregoing, the “Exclusive Agent Agreement” between Aerkomm Taiwan Inc. and Ejectt dated as of June 17, 2023 is null and void.

12.2           Partial Invalidity. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. The parties shall use all reasonable endeavors to replace the invalid, void or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid, void or unenforceable provision.

12.3           Headings. The headings in this Agreement form no part of the agreement between the parties and will be deemed to have been inserted for convenience only and will not affect the construction hereof.

12.4           Advice of Counsel. The parties each agree that they have consulted with counsel of their choosing, or have been given a reasonable opportunity to consult with counsel of their choosing and voluntarily have elected not to do so, prior to entering into this Agreement

12.5           Voluntary Agreement. The parties agree, represent and declare that they have carefully read this Agreement, know the contents of this Agreement, and that they sign this Agreement freely and voluntarily.

12.6           Notices. Any notices required by this Agreement to be given shall be delivered personally or mailed as follows:

To Ejectt:	the registered office for the time being of Ejectt Inc.

To Aerkomm Taiwan Inc.:	the registered office for the time being of Aerkomm

Taiwan Inc. Inc

or as otherwise notified to the other party from time to time.

12.7           Governing Law and Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of Taiwan, and the Taipei District Court shall be the court of competent jurisdiction for the first instance.

12.8           Counterparts. This agreement may be signed in counterparts, and a facsimile or PDF signature has the same effect as an original signature.

12.9           Survival of provisions. The provisions of paragraph 7.4, Section 9, Section 10, Section 11, Section 12 shall survive the termination of this Agreement.

AMENDEMENT TO

EXCLUSICE AGENT AGREEMENT

This AMENDMENT TO EXCLUSIVCE AGENT AGREEMENT dated as of June 1, 2024 (this “Amendment”) is entered by and between Ejectt Inc., having its registered office at 4F, No. 118, Sec. 1, Neihu Rd. Neihu District, Taipeil City 114, Taiwan, a company duly incorporated under the laws of Taiwan, Republic of China (“Ejectt”) and Aerkomm Taiwan Inc., having its registered office at 4F, No. 118, Sec. 1, Neishu Rd., Neihu District, Taipei City 114, Taiwan, a company duly incorporated under the laws of Taiwan, Republic of China (“Aerkomm”) for the purpose of amending that certain Exclusive Agent Agreement dated as of June 17, 2023 (the “Original Agreement”).

WHEREAS, the parties hereto desire by this Amendment to extend the term provided for in the Original Agreement (the Original Agreement as amended by this Amendment, the “Agreement”).

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             Defined Terms. Capitalized terms used but not defined herein shall have the meanings given in the Original Agreement.

2.             Amendments to Original Agreement. The Original Agreement is hereby amended as follows effective the date hereof:

The references to “June 16, 2024” in Sections 6.1(a) and 6.4 of the Agreement are hereby changed to read “June 16,2025”.

3.             Miscellaneous.

3.1           Incorporation by Reference. Section 12 of the Original Agreement shall be regarded as incorporated into this Amendment and read to apply to this Amendment.

3.2           Effect of Amendment. The Original Agreement, as hereby amended and modified, shall remain in full force and effect in accordance with its terms and provisions as hereby modified and amended. The terms and provisions of the Original Agreement that are not hereby expressly amended and modified shall be and remain in full force and effect as stated in the Original Agreement. Furthermore, the Original Agreement, as hereby amended and modified, is hereby ratified and confirmed by the parties hereto to be binding upon them in accordance with the terms thereof.

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IN WITNESS WHEREOF, this Amendment has been executed by or on behalf of the parties hereto on the dates of the signatures below.

Signature page to Amendment to Exclusive Agent Agreement